EXHIBIT 99.1

Greg Parker
Investor Relations

210/220-5632
or
Renee Sabel
Media Relations

210/220-5416

FOR IMMEDIATE RELEASE
JANUARY 28, 2009

CULLEN/FROST REPORTS STRONG 4th QUARTER RESULTS,
NEAR RECORD ANNUAL EARNINGS FOR 2008

Finishes Year Up in a Down Economy
    Record quarterly deposits increase
    Strong loan growth
    Now $15 Billion in assets

SAN ANTONIO - Cullen/Frost Bankers, Inc. today reported strong results for the fourth quarter of 2008, which contributed to near-record full-year results for the Texas financial services leader, despite operating in the most turbulent banking market since perhaps the Great Depression.

Cullen/Frost reported net income for the fourth quarter of 2008 of $53.0 million, or $.89 per diluted common share, compared to fourth quarter 2007 earnings of $54.7 million, or $.93 per diluted common share. For the fourth quarter of 2008, returns on average assets and equity were 1.47 percent and 12.79 percent respectively, compared to 1.65 percent and 15.18 percent for the same period of 2007.

The company also reported annual earnings for 2008 of $207.3 million, or $3.50 per diluted common share, compared to 2007 earnings of $212.1 million, or $3.55 per diluted common share. For the year, returns on average assets and equity were 1.51 percent and 13.11 percent respectively, compared to the 1.63 percent and 15.20 percent reported in 2007.

"I am very pleased with our company's performance for the quarter and the year, in perhaps the most challenging banking environment our nation has faced in seven decades," said Dick Evans, Cullen/Frost chairman and CEO. "This was compounded by the $10 million provision for possible loan losses we reported in the third quarter related to Hurricane Ike, one of the most destructive natural disasters in Texas history."

"It was gratifying to see a $507 million increase in average deposits over the previous quarter, the largest in a single quarter in our company's history - a strong show of confidence by our customers that value Frost as a safe haven. I was also pleased to see a $278 million increase in average loans for the quarter. This performance is especially noteworthy in light of the credit crisis that dominated the economy."

Evans said the company would build on those results by adding new locations across Texas and by introducing innovative services for customers.

The company opened seven financial centers in 2008 and will open additional locations in Austin, Houston, San Antonio and Dallas in 2009. Also, the company will introduce mobile banking services in 2009, enabling customers to do business with Frost whenever and wherever they like.

"I thank our outstanding employees around the state for their efforts. Cullen/Frost's success is grounded in our company's culture and philosophy, which our employees bring to life every day through their strong work ethic, loyalty and commitment to taking good care of our customers.

Commenting on the outlook for the Texas economy in 2009, Evans noted, "While we have been very fortunate in Texas to escape the worst of the current recession, observers expect some weakening in job growth and the rest of the Texas economy in 2009. Although I still feel optimistic about our prospects this year, it is tempered by the possibility that Texas will feel the effects of the broader recession.

"Still, I believe Cullen/Frost is better positioned than most banking companies in the U.S. to weather the current economic storm."

For the year ended December 31, 2008, average annual total loans were $8.3 billion, an increase of 11.4 percent compared to $7.5 billion for the previous year. Average annual total deposits for 2008 rose to $10.5 billion, up 3.1 percent over the $10.2 billion reported in 2007. Net interest income on a taxable-equivalent basis grew to $554.4 million, a 3.8 percent increase over the $534.2 million reported a year earlier, reflecting the impact of increasing volumes. For 2008, non-interest income rose to $287.3 million, up 7.1 percent over the $268.2 million reported for 2007, while non-interest expense increased 5.2 percent over the previous year to $486.6 million.

Noted financial data for the fourth quarter:
  Net interest income on a taxable-equivalent basis for the fourth quarter totaled $143.7 million, a 6.2 percent increase from the $135.3 million reported for the fourth quarter of 2007. Impacting this rise in net interest income, in part, was a 6.5 percent increase in average deposits from the fourth quarter of 2007 to $10.9 billion. On a linked quarter basis, the company had the largest increase in average deposits without acquisitions in company history - $507 million. This increase contributed to a $1.0 billion increase in the average volume of earning assets, compared to the fourth quarter of 2007, to $12.4 billion. The earning asset mix has improved from the same period a year earlier, with average loans for the quarter rising to $8.7 billion, 15.2 percent higher than the $7.6 billion reported for the same period last year. The company has seen the benefits of the seven-year life $1.2 billion interest rate swap it entered into in October of 2007, moving its balance sheet to a more interest rate neutral position in order to reduce some of the potential negative earnings impact of a declining rate environment. The net interest margin was 4.60 percent for the fourth quarter, compared to 4.70 percent for the fourth quarter of 2007 and 4.74 percent for the third quarter of 2008.
  Non-interest income for the fourth quarter of 2008 was $69.2 million, up 4.2 percent over the $66.4 million reported a year earlier.

Trust income was $17.5 million, compared to $18.0 million for the fourth quarter of 2007, primarily from lower investment fees resulting from declines in the equities market. Investment fees are assessed based on the market value of trust assets, which totaled $21.7 billion at the end of the year 2008. The drop in investment fees was partly offset by higher oil and gas fees compared to the year ago fourth quarter.

Service charges on deposits were $23.7 million, an increase of $2.7 million or 12.6 percent, compared to $21.0 million reported for the previous year's fourth quarter. A decrease in the earnings credit rate for commercial accounts, compared to a year earlier, impacted treasury management fees. When average market interest rates are lower, customers earn less credit for their deposit balances, which, in turn, increases the amount of fees required to pay for services.

Other charges, commissions and fees were $8.4 million, compared to $7.9 million reported for the fourth quarter of 2007. Most of this increase related to increases in mutual fund management fees related to Frost Investment Advisors, LLC, a newly formed registered investment advisor subsidiary of the Corporation.
  Non-interest expense for the fourth quarter of 2008 was $123.5 million, up $9.4 million or 8.2 percent from the $114.2 million for the fourth quarter of 2007. Combined, salaries and wages and employee benefits were up $5.0 million over the same quarter a year earlier, as a result of normal annual merit and market increases, along with an increase in the number of employees. Expenses for furniture and equipment were up $1.1 million to $10.0 million, due mainly to increases in software maintenance expense and software amortization expense. These expenses related primarily to upgrades in information systems and retail banking technology. Other expense was $32.2 million, a $3.3 million increase when compared to the fourth quarter of 2007. Advertising/promotions were up $1.8 million and FDIC insurance expense was up $1.5 million compared to the fourth quarter a year ago.
  For the fourth quarter of 2008, the provision for possible loan losses was $8.6 million, compared to net charge-offs of $5.4 million. For the fourth quarter of 2007, the provision for possible loan losses was $3.6 million, compared to net charge offs of $3.5 million. The allowance for possible loan losses as a percentage of total loans was 1.25 percent at December 31, 2008, compared to 1.19 percent at year-end 2007. Non-performing assets were $78.0 million at year-end, compared to $55.2 million the previous quarter and $29.8 million at year-end 2007.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, January 28, 2009 at 10:00 a.m. Central Time (CT) to discuss the results for the quarter and the year. The media and other interested parties are invited to access the call in a "listen only" mode at 800-944-6430. Digital playback of the conference call will be available after 12:00 p.m. CT until midnight Sunday, February 1, 2009 at 800-642-1687, with the Conference ID # of 80509618. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT. After entering the website, www.frostbank.com, go to "About Frost" on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with assets of $15.0 billion at December 31, 2008. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Its subsidiary, Frost Bank, operates more than 100 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is the largest banking organization headquartered in Texas that operates only in Texas, with a legacy of helping clients with their financial needs during three centuries.

Forward-Looking Statements and Factors that Could Affect Future Results

   Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

   Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

w	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation's assessment of that impact.
w	Volatility and disruption in national and international financial markets.
w	Government intervention in the U.S. financial system.
w	Changes in the level of non-performing assets and charge-offs.
w	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
w	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
w	Inflation, interest rate, securities market and monetary fluctuations.
w	Political instability.
w	Acts of God or of war or terrorism.
w	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
w	Changes in consumer spending, borrowings and savings habits.
w	Changes in the financial performance and/or condition of the Corporation's borrowers.
w	Technological changes.
w	Acquisitions and integration of acquired businesses.
w	The ability to increase market share and control expenses.
w	Changes in the competitive environment among financial holding companies and other financial service providers.
w	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.
w

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

w	Changes in the Corporation's organization, compensation and benefit plans.
w

The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

w	Greater than expected costs or difficulties related to the integration of new products and lines of business.
w	The Corporation's success at managing the risks involved in the foregoing items.

   Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2008				2007

	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

CONDENSED INCOME STATEMENTS

Net interest income	$138,081	$134,736	$131,328	$129,880	$130,760
Net interest income(1)	143,707	139,655	136,223	134,767	135,269
Provision for possible loan losses	8,550	18,940	6,328	4,005	3,576
Non-interest income:
Trust fees	17,483	19,749	19,040	18,282	18,009
Service charges on deposit accounts	23,697	22,642	21,634	19,593	21,044
Insurance commissions and fees	6,470	8,261	7,015	11,158	5,979
Other charges, commissions and fees	8,407	10,723	9,496	6,931	7,949
Net gain (loss) on securities transactions	(133)	78	(56)	(48)	15
Other	13,274	15,862	13,452	14,312	13,387

Total non-interest income	69,198	77,315	70,581	70,228	66,383

Non-interest expense:
Salaries and wages	58,468	57,803	54,534	55,138	54,069
Employee benefits	10,517	10,677	11,912	14,113	9,945
Net occupancy	10,384	10,342	10,091	9,647	10,198
Furniture and equipment	10,010	9,657	9,182	8,950	8,870
Intangible amortization	1,929	1,976	1,955	2,046	2,162
Other	32,235	32,517	32,416	30,146	28,906

Total non-interest expense	123,543	122,972	120,090	120,040	114,150

Income before income taxes	75,186	70,139	75,491	76,063	79,417
Income taxes	22,223	21,174	22,944	23,283	24,717

Net income	$52,963	$48,965	$52,547	$52,780	$54,700

PER SHARE DATA

Net income - basic	$0.90	$0.83	$0.89	$0.90	$0.94
Net income - diluted	0.89	0.82	0.89	0.89	0.93
Cash dividends	0.42	0.42	0.42	0.40	0.40
Book value at end of quarter	29.68	27.16	26.11	26.85	25.18

OUTSTANDING SHARES

Period-end shares	59,416	59,299	59,081	58,747	58,662
Weighted-average shares - basic	59,171	58,932	58,733	58,538	58,387
Dilutive effect of stock compensation	311	433	483	520	598
Weighted-average shares - diluted	59,482	59,365	59,216	59,058	58,985

SELECTED ANNUALIZED RATIOS

Return on average assets	1.47%	1.44%	1.56%	1.59%	1.65%
Return on average equity	12.79	12.39	13.44	13.89	15.18
Net interest income to average earning assets(1)	4.60	4.74	4.68	4.67	4.70

(1) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2008				2007

	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$8,712	$8,434	$8,187	$7,918	$7,560
Earning assets	12,435	11,712	11,717	11,605	11,422
Total assets	14,347	13,486	13,518	13,382	13,169
Non-interest-bearing demand deposits	3,803	3,605	3,531	3,518	3,483
Interest-bearing deposits	7,106	6,797	6,885	6,876	6,765
Total deposits	10,909	10,402	10,416	10,394	10,248
Shareholders' equity	1,647	1,573	1,573	1,529	1,429

Period-End Balance:
Loans	$8,844	$8,596	$8,354	$8,013	$7,769
Earning assets	13,001	11,984	11,608	11,874	11,556
Goodwill and intangible assets	551	553	554	556	558
Total assets	15,034	14,061	13,671	13,794	13,485
Total deposits	11,509	10,618	10,627	10,728	10,530
Shareholders' equity	1,764	1,611	1,542	1,577	1,477
Adjusted shareholders' equity(1)	1,626	1,593	1,557	1,513	1,484

ASSET QUALITY

($ in thousands)
Allowance for possible
loan losses	$110,244	$107,109	$94,520	$92,498	$92,339
as a percentage of
period-end loans	1.25%	1.25%	1.13%	1.15%	1.19%

Net charge-offs	$5,415	$6,351	$4,306	$3,846	$3,500
Annualized as a percentage
of average loans	0.25%	0.30%	0.21%	0.20%	0.18%

Non-performing assets:
Non-accrual loans	$65,174	$45,475	$40,485	$28,642	$24,443
Foreclosed assets	12,866	9,683	9,146	7,944	5,406

Total	$78,040	$55,158	$49,631	$36,586	$29,849
As a percentage of:
Total loans and
foreclosed assets	0.88%	0.64%	0.59%	0.46%	0.38%
Total assets	0.52	0.39	0.36	0.27	0.22

CONSOLIDATED CAPITAL RATIOS

Tier 1 Risk-Based
Capital Ratio	10.30%	10.33%	10.15%	9.98%	9.96%
Total Risk-Based
Capital Ratio	12.58	12.67	12.68	12.55	12.59
Leverage Ratio	8.80	9.04	8.69	8.51	8.37
Equity to Assets Ratio (period-end)	11.73	11.46	11.28	11.43	10.95
Equity to Assets Ratio (average)	11.48	11.66	11.63	11.42	10.85

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Year Ended December 31

	2008	2007	2006	2005	2004

CONDENSED INCOME STATEMENTS

Net interest income	$534,025	$518,737	$469,163	$391,266	$331,438
Net interest income(1)	554,353	534,195	479,138	398,938	337,102
Provision for possible loan losses	37,823	14,660	14,150	10,250	2,500
Non-interest income:
Trust fees	74,554	70,359	63,469	58,353	53,910
Service charges on deposit accounts	87,566	80,718	77,116	78,751	87,415
Insurance commissions and fees	32,904	30,847	28,230	27,731	30,981
Other charges, commissions and fees	35,557	32,558	28,105	23,125	22,877
Net gain(loss) on securities transactions	(159)	15	(1)	19	(3,377)
Other	56,900	53,734	43,828	42,400	33,304

Total non-interest income	287,322	268,231	240,747	230,379	225,110

Non-interest expense:
Salaries and wages	225,943	209,982	190,784	166,059	158,039
Employee benefits	47,219	47,095	46,231	41,577	40,176
Net occupancy	40,464	38,824	34,695	31,107	29,375
Furniture and equipment	37,799	32,821	26,293	23,912	22,771
Intangible amortization	7,906	8,860	5,628	4,859	5,346
Other	127,314	124,864	106,722	99,493	89,323

Total non-interest expense	486,645	462,446	410,353	367,007	345,030

Income before income taxes	296,879	309,862	285,407	244,388	209,018
Income taxes	89,624	97,791	91,816	78,965	67,693

Net income	$207,255	$212,071	$193,591	$165,423	$141,325

PER SHARE DATA

Net income - basic	$3.52	$3.60	$3.49	$3.15	$2.74
Net income - diluted	3.50	3.55	3.42	3.07	2.66
Cash dividends	1.66	1.54	1.32	1.165	1.035
Book value	29.68	25.18	23.01	18.03	15.84

OUTSTANDING SHARES

Period-end shares	59,416	58,662	59,839	54,483	51,924
Weighted-average shares - basic	58,845	58,952	55,467	52,481	51,651
Dilutive effect of stock compensation	440	761	1,175	1,322	1,489
Weighted-average shares - diluted	59,285	59,713	56,642	53,803	53,140

SELECTED ANNUALIZED RATIOS

Return on average assets	1.51%	1.63%	1.67%	1.63%	1.47%
Return on average equity	13.11	15.20	18.03	18.78	17.91
Net interest income to average
earning assets(1)	4.67	4.69	4.67	4.45	4.05

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	Year Ended December 31

	2008	2007	2006	2005	2004

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$8,314	$7,464	$6,524	$5,594	$4,823
Earning assets	11,868	11,340	10,203	8,969	8,352
Total assets	13,685	13,042	11,581	10,143	9,619
Non-interest-bearing demand deposits	3,615	3,524	3,334	3,009	2,915
Interest bearing deposits	6,916	6,689	5,850	5,124	4,852
Total deposits	10,531	10,213	9,184	8,133	7,767
Shareholders' equity	1,580	1,395	1,074	881	789

Period-End Balance:
Loans	$8,844	$7,769	$7,373	$6,085	$5,165
Earning assets	13,001	11,556	11,461	10,197	8,892
Goodwill and intangible assets	551	558	563	184	117
Total assets	15,034	13,485	13,224	11,741	9,953
Total deposits	11,509	10,530	10,388	9,146	8,106
Shareholders' equity	1,764	1,477	1,377	982	822
Adjusted shareholders' equity(1)	1,626	1,484	1,432	1,033	833

ASSET QUALITY

($ in thousands)
Allowance for possible loan losses	$110,244	$92,339	$96,085	$80,325	$75,810
As a percentage of period-end loans	1.25%	1.19%	1.30%	1.32%	1.47%

Net charge-offs:	$19,918	$18,406	$11,110	$8,921	$10,191
As a percentage of average loans	0.24%	0.25%	0.17%	0.16%	0.20%

Non-performing assets:
Non-accrual loans	$65,174	$24,443	$52,204	$33,179	$30,443
Foreclosed assets	12,866	5,406	5,545	5,748	8,673

Total	$78,040	$29,849	$57,749	$38,927	$39,116
As a percentage of:
Total loans and foreclosed
assets	0.88%	0.38%	0.78%	0.64%	0.76%
Total assets	0.52	0.22	0.44	0.33	0.39

(1)					Shareholders' equity excluding accumulated other comprehensive income (loss).